Exhibit 10.51

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the "Agreement") is made as of December 20, 2010 by and between Glowpoint, Inc. (the "Company") and Edwin F. Heinen ("Employee").

WHEREAS, Employee was employed at the Company as Chief Financial Officer until his reassignment, effective as of November 30, 2010;

WHEREAS, Employee and the Company are parties to that certain Amended and Restated Employment Agreement dated as of August 30, 2010 (the “Employment Agreement”); and

WHEREAS, the Company and Employee have reached certain agreements regarding the rights and obligations of the Company and Employee after the Effective Date (as defined below).

NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein, and for other good and valuable consideration as described herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Continued Employment.

Since November 30, 2010, Employee has been employed by the Company in the position of interim Controller, assisting in the transfer of responsibilities to the Company’s new chief financial officer (the “Transition Services”).  As of the Effective Date, the Transition Services will be provided by Employee on an "at-will" basis, which means that such employment may be terminated, by Employee or by the Company, at any time and for any reason.

2. Separation Benefits and Accrued Wages.

       (a) Provided Employee (i) has not revoked this Agreement as set forth below in Section 3(f), (ii) has returned all Company Property (as defined below) upon termination of the Transition Services and (iii) is in full compliance with the terms of this Agreement and the Employment Agreement, then the Company shall provide Employee with the following benefits (collectively, the “Separation Benefits”):

         (i) Cash severance payments equal to twelve (12) months of his current base salary, which severance shall be paid as salary continuation in accordance with the Company’s regular payroll practices commencing with the payroll period immediately following January 1, 2011, less applicable taxes (the "Severance Payments"); provided, that notwithstanding the foregoing, in the event of a Change of Control or Corporate Transaction (as each is defined in the Company’s 2007 Stock Incentive Plan), the payment of all unpaid Severance Payments will be accelerated and become immediately due and payable upon the consummation of such Change of Control or Corporate Transaction;

          (ii) Notwithstanding the vesting provisions of any applicable equity grant agreement to the contrary, 15 months of accelerated vesting for all issued and outstanding shares of restricted stock and for all unvested options to purchase shares of Company common stock held by Employee (i.e., for purposes of vesting and such vesting only, the Company shall deem March 31, 2012 to be Employee’s termination date); and

          (iii) If Employee timely elects COBRA coverage, the Company will pay for COBRA coverage on Employee’s behalf (less the employee contribution portion, if any, immediately prior to such separation from service) until the earlier to occur of (A) the date that Employee is entitled to receive substantially similar health insurance coverage from another source and (B) the first anniversary of the date that Employee ceases to provide the Transition Services.

       (b) Notwithstanding the foregoing and even if Employee revokes this Agreement, the Company shall pay Employee all due and accrued wages and any unused paid-time-off (in accordance with the Employee Handbook in effect at the time) as of his employment termination date.  Further, as of and after the Effective Date, the Company shall continue to pay Employee’s current base salary (in addition to making the Severance Payments) for so long as Employee continues to provide the Transition Services.

       (c) Employee acknowledges and agrees that the Company does not make any representation or warranty as to whether the Separation Benefits satisfy the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

       (d) For purposes of this Section 2, the term “Company Property” shall mean all Company property and all material or documents containing confidential information (as defined in Section 5 of the Employment Agreement), including, without limitation, keys, credit cards, sound systems, stereo equipment, televisions, card access to any Company building, customer lists, computer disks, reports, files, memoranda, records and software, computer access codes or disks and instructional manuals, internal policies, and other similar materials or documents which you received or prepared or helped prepare in connection with your employment with the Company, but specifically excluding the laptop computer and cell phone currently in Employee’s possession, ownership of which Company shall transfer and convey to Employee as of the Effective Date without need for further act or deed.

3. Release of the Company.

       (a) Release.  Employee, his heirs, legal representatives and assigns (collectively, "Releasor") hereby waives, releases and forever discharges, and will not file or permit to be filed against the Company and its stockholders, directors, officers, agents, representatives, investors, employees and affiliates (separately and collectively, the "Company") any and all claims, counterclaims, demands, actions, causes of action, suits or liabilities of any nature whatsoever, whether known or unknown, which Releasor ever had, now has or hereafter can, shall or may have against the Company, for, upon, or by reason of any matter, cause or thing whatsoever, including, without limitation, the Employment Agreement, (collectively, the “Claims”) arising from the beginning of the world to the Effective Date (the “Release”).

       (b) Claims Included in this Release.  Releasor acknowledges that by executing this Release, Releasor is releasing any and all claims, whether or not related to Releasor's employment, including, without limitation, any form of legal claim, charge, complaint or any other form of action against the Company seeking any form of relief, including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys' fees and any other costs) (collectively, "Claims") against the Company, for any alleged action, inaction or circumstance existing or arising through the date Releasor signs this Release.  Without limiting the foregoing general waiver and release, Releasor specifically releases the Company from (and the Release is expressly deemed to include) any Claim arising from or related to Releasor's employment relationship with the Company or the termination thereof, including, without limitation:

          (i) Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order prohibiting discrimination or harassment based upon any protected status, including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation.  Without limitation, specifically included in this paragraph are any Claims arising under:  the Age Discrimination in Employment Act, as amended; the Older Worker Benefits Protection Act; Title VII of the Civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Uniformed Services Employment and Reemployment Act; the Employee Polygraph Protection Act; the Immigration Reform Control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Genetic Privacy Act; the New Jersey Fair Credit Reporting Act; and any similar or other federal or state statute;

          (ii) Claims under any other state or federal employment related statute, regulation or executive order relating to wages, hours or any other terms and conditions of employment.  Without limitation, specifically included in this paragraph are any Claims arising under:  the Fair Labor Standards Act; the Equal Pay Act; the Occupational Safety and Health Act; the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit plan of Glowpoint in accordance with the terms of such plan and applicable law); the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); the New Jersey Wage and Hour Law; the New Jersey Equal Pay Law; the New Jersey Occupational Safety and Health Law; the New Jersey Smokers’ Rights Law; ; the retaliation provisions of the New Jersey Workers’ Compensation Law; and any similar or other federal or state statute; and

          (iii) Claims under any state or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, including, without limitation, any written offers of employment or employment agreements between Releasor and the Company, and all stock option or other equity compensation agreements or plans, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence including, without limitation, any claims asserted or purported to be asserted on behalf of the Company as a shareholder arising through the Effective Date.

       (c) Claims Not Included in this Release. This Release shall not be construed to release any Claims accruing after the Effective Date.  Furthermore, nothing in this Release shall be construed to prevent Releasor from filing a claim with an administrative agency charged with the investigation of or enforcement of discrimination laws, nor shall Releasor be prevented from participating or assisting in the investigation of such claims.  However, in such event, the Company shall be permitted to rely upon this Release in all respects.

       (d) Acknowledgment and Delivery of Consideration.  Employee acknowledges and agrees that, but for providing this Release, Employee would not be receiving the consideration in the form of the Separation Benefits.

       (e) Advice to Seek Counsel/Understanding the Terms of this Release.  It is understood that Employee will have not less than 21 days to consider the terms of this Agreement.  It is the Company's desire and intent to make certain that Employee fully understands the provisions and effects of this Release.  To that end, Employee expressly acknowledges and agrees that (i) he has had ample opportunity to consult with an advisor for the purpose of reviewing the terms of this Release and (ii) if he executes this Agreement before the end of the 21-day period, then such early execution was completely voluntary.  Employee acknowledges that he understands the meaning and effect of this Release, he has had reasonable and sufficient time to review this Release, discuss it with an advisor, and is voluntarily signing it without duress or coercion on the date set forth above.

       (f) Right of Rescission/Effective Date. This Agreement will not become effective or enforceable until the eighth calendar day after Employee has signed it (such date, the "Effective Date").  Employee understands that if he wishes to revoke this Agreement for any reason or for no reason at all, he may do so during the first seven (7) calendar days following his signing it by delivering written notice of such revocation to Glowpoint, Inc., Attention:  General Counsel, at 225 Long Avenue, Hillside, New Jersey 07205, and the General Counsel or the Company must actually receive such notice of revocation no later than 11:59 p.m. on the seventh day following such signature.  Employee also understands that if no such notice of revocation is received by the date and time indicated, this Agreement shall become effective and enforceable as of the eighth day following his signing of it.

4. No Payments Due/Consideration.

       (a) Employee acknowledges that, except as specifically provided in this Agreement, no wages or any other reimbursements, buyouts or other payments of any kind or nature whatsoever are due to him from the Company.

       (b) Employee acknowledges that the Severance Payments are a special payment to which Employee might not otherwise be entitled and which is not normally provided by the Company, but is being given as special consideration for this Agreement.

       (c) Employee represents and warrants that he is not aware of any material non-public information concerning the Company, its business or its affiliates that he has not disclosed to the Company prior to the date of this Agreement or that is required to be disclosed by the Company in its filings under the Securities Exchange Act of 1934 with the Securities and Exchange Commission and that has not been so disclosed.

5. No Disparagement.

       (a) Employee on the one hand, and the Company's senior managers on the other, each represent that they will not in any way disparage the other, nor will the parties make or solicit any comments, statements, or the like to the media or others that may be considered derogatory or detrimental to the good name or reputation of the other.  For purposes of this Agreement, the term "disparage" shall mean any statement or representation that, directly or by implication, tends, in the minds of a reasonable audience, to create a negative impression about the subject of the statement or representation.

       (b) It is the Company's policy not to provide employment references except upon a prior written release from Employee.  If contacted by a future employer, absent such a release, the Company shall only provide Employee's title, dates of employment, and salary level.

6. Confidentiality.

Employee agrees not to disclose, either directly or indirectly, any information whatsoever regarding the existence or substance of this Agreement including specifically any of the terms of any monies paid hereunder.  This nondisclosure includes, but is not limited to, members of the media, present and former employees of the Company and other members of the public, but does not include an attorney or accountant or tax preparation service or financial advisor with whom Employee chooses to consult or seek advice regarding any aspect of this Agreement.  The making of this Agreement is not intended, and shall not be construed, as an admission that the Company has violated any federal, state or local law, ordinance or regulation, breached any contract, or committed any wrong whatsoever against Employee.  Further, this Agreement shall not be admissible in any proceeding, except to enforce the terms set forth herein.

7. Survival of Certain Employment Obligations.

Notwithstanding the covenants set forth in this Agreement, Employee shall observe Employee's post-employment covenants set forth in the Company's Employee Handbook and the Employment Agreement, including, without limitation, the negative covenants set forth in Sections 5 and 6 of the Employment Agreement.

8. Governing Law.

This Agreement shall be governed by the laws of the State of New Jersey and the parties in any action arising from this Agreement, including any claim of statutory discrimination, shall be submitted to arbitration that will be held in Newark, New Jersey, before a mutually agreed upon single arbitrator licensed to practice law and on the employment-arbitration panel of the American Arbitration Association (“AAA”).  The arbitrator shall follow the rules and procedures then in effect for the AAA from which he/she has been selected; and he/she shall have authority to award or grant legal, equitable, and declaratory relief.  For injunctive relief, it is agreed that a court of competent jurisdiction in the State of New Jersey, County of Essex may also entertain an application by either party.  Any award of the arbitrator shall be final and binding, subject only to any right of appeal or vacatur that is available under applicable law.  Employee hereby agrees that the existence of any such arbitration, as well as any decision, award or settlement and the terms thereof shall be confidential and shall not be disclosed to any third party except as required by law and except to Employee’s immediate family, attorney, financial advisor and tax advisor, and only then after securing their consent to keep such information confidential.

9. Miscellaneous.

       (a) Employee acknowledges that all of the agreements and warranties set forth above are material terms of this Agreement without which the Company would not provide the payments and other benefits discussed in this Agreement.  In addition to any other remedy available to the Company, in the event that Employee files a lawsuit or administrative charge relating to any claim released in this Agreement or materially violate one or more of these agreements and warranties, Employee agrees that any remaining payment obligations from the Company to Employee are null and void and, to the maximum extent permitted by law, that Employee must return to the Company all sums paid and other consideration granted to Employee pursuant to this Agreement.  Employee further agrees that, if it is determined by a court or arbitrator that Employee has materially breached any of the agreements and warranties above, the Company shall also be entitled to recover from Employee all costs and reasonable attorneys’ fees incurred as a result of its attempts to redress such breach or to enforce its rights and protect its legitimate interests.

       (b) The parties agree that no changes to this Agreement will be effective unless made in writing and signed by all parties wherein specific reference is made to this Agreement.  This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties (except as specifically set forth in this Agreement); provided, that in the event of a conflict between the terms of this Agreement and that of the Employment Agreement, this Agreement shall govern.  Employee also acknowledges that in deciding to enter into this Agreement, he has not received and is not relying on any representations, promises, or assurances of any kind other than those expressly set forth in writing in this Agreement.  In the event that any provision of this Agreement is held to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement will nevertheless be binding upon the parties as though the void or unenforceable part had been deleted.  This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors, and assigns, including the Company’s successor entity in the event of a sale or other change in control of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Glowpoint, Inc. By: Name: Joseph Laezza Title: President and CEO	Employee By: Name: Edwin F. Heinen Date: